Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Avient Signs Agreement to Divest Distribution

Business to H.I.G. Capital for $950 Million

CLEVELAND – August 12, 2022 – Avient Corporation (NYSE: AVNT), a leading global provider of sustainable and specialized material solutions, today announced it has entered into a definitive agreement to sell its Distribution business to an affiliate of H.I.G. Capital for $950 million in cash, subject to regulatory approval.

On April 20, 2022, the company announced it was exploring a sale of its Distribution business, in connection with announcing an agreement to acquire the Protective Materials business of DSM. The company recently completed that process, culminating in today’s announcement.

“As expected, there were multiple buyers interested in acquiring the Distribution business, and it was a competitive process,” said Robert M. Patterson, Chairman, President and Chief Executive Officer, Avient Corporation. “Ultimately, we selected H.I.G. Capital based on the strength of their proposal, which values the business at approximately 10x LTM EBITDA and includes no financing contingencies. We are also confident that H.I.G. will make an excellent home for the Distribution business and a good partner for Avient as both a supplier and a customer.”

The company noted that after-tax proceeds of approximately $750 million from the sale will be used to pay down near-term maturing debt. Pro forma for the sale of the Distribution business and the forthcoming acquisition of DSM’s Protective Materials business, net debt to adjusted EBITDA leverage will be approximately 2.8x at the end of the year.

Mr. Patterson added, “The sale of the Distribution business and acquisition of DSM Protective Materials represent the next steps in our specialty transformation that began over a decade ago. We are excited about our future as a pure play specialty formulator of sustainable solutions.”

In accordance with US GAAP, the company expects the Distribution business will be classified as “held for sale” and reported as a discontinued operation in future filings.

The company noted that Moelis & Company LLC and Goldman Sachs served as financial advisors to Avient. Jones Day served as outside legal counsel. The sale is subject to satisfaction of regulatory requirements and other customary closing conditions.

About Avient

Avient Corporation (NYSE: AVNT) provides specialized and sustainable material solutions that transform customer challenges into opportunities, bringing new products to life for a better world. Examples include:

•	Unique technologies that improve the recyclability of products and enable recycled content to be incorporated, thus advancing a more circular economy

•	Light-weighting solutions that replace heavier traditional materials like metal, glass and wood, which can improve fuel efficiency in all modes of transportation and reduce carbon footprint

•	Sustainable infrastructure solutions that increase energy efficiency, renewable energy, natural resource conservation and fiber optic / 5G network accessibility

Avient employs approximately 8,800 associates and is certified ACC Responsible Care®, a founding member of the Alliance to End Plastic Waste and certified Great Place to Work®. For more information, visit www.avient.com.

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Forward-Looking Statements

In this press release, statements that are not reported financial results or other historical information are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial condition, performance and/or sales. Factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: disruptions, uncertainty or volatility in the credit markets that could adversely impact the availability of credit already arranged and the availability and cost of credit in the future; the effect on foreign operations of currency fluctuations, tariffs and other political, economic and regulatory risks, including recessionary conditions; the current and potential future impact of the COVID-19 pandemic on our business, results of operations, financial position or cash flows, including without limitation, any supply chain and logistics issues; changes in polymer consumption growth rates and laws and regulations regarding plastics in jurisdictions where we conduct business; fluctuations in raw material prices, quality and supply, and in energy prices and supply; production outages or material costs associated with scheduled or unscheduled maintenance programs; unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; information systems failures and cyberattacks; amounts for cash and non-cash charges related to restructuring plans that may differ from original estimates, including because of timing changes associated with the underlying actions; any material adverse changes in the business supporting the Distribution assets being sold; the ability to obtain required regulatory or other third-party approvals and consents and otherwise consummate the proposed sale of the Distribution business; any material adverse changes in the Protective Materials Business proposed to be acquired from Royal DSM (“DSM”); our ability to achieve the strategic and other objectives relating to the proposed acquisition of the DSM Protective Materials business and the proposed sale of the Distribution business; and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2021 under Item 1A, “Risk Factors.” The above list of factors is not exhaustive.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission.

Non-GAAP Reconciliation

The Company does not provide reconciliations of forward-looking non-GAAP financial measures, such as outlook for net debt to adjusted EBITDA leverage, to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, restructuring costs, environmental remediation costs, acquisition-related costs, and other non-routine costs. Each of such adjustments has not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

To access Avient’s news library online, please visit www.avient.com/news

Investor Relations Contact:

Giuseppe (Joe) Di Salvo

Vice President, Treasurer and Investor Relations

Avient Corporation

+1 440-930-1921

giuseppe.disalvo@avient.com

Media Contact:

Kyle G. Rose

Vice President, Corporate Communications

Avient Corporation

+1 440-930-3162

kyle.rose@avient.com